Exhibit 10.1

                    SETTLEMENT AGREEMENT AND GENERAL RELEASE

         WHEREAS, the parties to this Settlement Agreement and General Release have been involved in lawsuits in the United States District Court for the Middle District of Pennsylvania at No. 3:CV-95-1935, captioned Jack Wertheimer, Jr. v. Mark Centers Trust, et al. and in the Court of Common Pleas of Luzerne County, Pennsylvania at No. 6437-C of 1994, captioned Wertheimer v. Mark Centers Trust, et al., (the "Lawsuits");

         WHEREAS, the parties to this Settlement Agreement and General Release, without admitting any liability or fault and in order to avoid the expense and inconvenience of further litigation, desire to settle the Lawsuits and all other possible claims, whether related to the Lawsuits or not;

         NOW, THEREFORE, on this 31st day of December, 1998, for the mutual promises and consideration contained herein, and for other good and valuable consideration, receipt of which is hereby acknowledged, and intending to be legally bound, the parties agree as follows:

         1. Acadia Realty Trust, formerly known as Mark Centers Trust, shall pay to Jack Wertheimer, Jr. (i) $1,000,000 on or before December 31, 1998, (ii) $900,000 on or before April 1, 1999, and (iii) five payments of $200,000 each on or before January 10, 2000, January 10, 2001, January 10, 2002, January 10, 2003, and January 10, 2004 respectively. Payment shall be made by wire transfer sent to Comerica Bank - Texas, Dallas, Texas, ABA #111000753 for credit to Jack Wertheimer, Jr., Account No. 7833028512, Attention: Michael W. Hendrix, Vice President or to such other accont as Wertheimer may from time to time designate in writing.



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         2. Acadia Realty Trust also agrees to defend, indemnify, and hold harmless Wertheimer from and for any loss or liability resulting from claims threatened or brought against Wertheimer based on (i) any act or omission committed by Wertheimer related to his employment with Mark Centers Trust or term on the Board of Trustees or (ii) relating to any claims referenced in the Lawsuits, including but not limited to claims for abuse of process, malicious prosecution, wrongful use of civil proceedings, or shareholder derivative claims or governmental proceedings.

         3. If any of the payments due under this Agreement is not received by Wertheimer on or before its respective due date, then Wertheimer may, at his option, deliver notice of nonpayment to Acadia Realty Trust as set forth in paragraph 4 below. If the missed payment is not received within three (3) business days following the date on which the notice of nonpayment is received by Acadia, then every installment not yet paid shall be accelerated and shall become immediately due and payable and counsel for Wertheimer may appear for Acadia and have the Prothonotary of the Court of Common Pleas of Luzerne County, Pennsylvania enter judgment by confession against Acadia.

         THIS PARAGRAPH SETS FORTH A WARRANT OF AUTHORITY FOR AN ATTORNEY TO CONFESS JUDGMENT AGAINST ACADIA REALTY TRUST. IN GRANTING THIS WARRANT OF AUTHORITY TO CONFESS JUDGMENT AGAINST ACADIA REALTY TRUST, ACADIA REALTY TRUST HEREBY KNOWINGLY, INTENTIONALLY AND VOLUNTARILY, AND, ON THE ADVICE OF THE SEPARATE COUNSEL OF ACADIA REALTY TRUST, UNCONDITIONALLY WAIVES ANY AND ALL RIGHTS ACADIA REALTY TRUST

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HAS OR MAY HAVE TO PRIOR NOTICE AND AN OPPORTUNITY FOR HEARING UNDER THE
RESPECTIVE CONSTITUTIONS AND LAWS OF THE UNITED STATES AND THE COMMONWEALTH OF PENNSYLVANIA.

         Upon the occurrence of a default of this Agreement and Acadia Realty Trust's failure to cure such Default after notice, Acadia hereby irrevocably authorizes and empowers any attorney of any Court of record in the Commonwealth of Pennsylvania to appear for and to enter and confess judgment against Acadia Realty Trust, at any time or times and as of any term, for the principal amount of this Agreement, with or without declaration and without stay of execution, together with interest and costs including reasonable actual attorney's fees. The authority granted to Wertheimer to confess judgment shall not be exhausted by one exercise but shall continue until Acadia Realty Trust has paid all sums required to be paid by Acadia Realty Trust under this Agreement.

         4. Notices of nonpayment shall be sent by facsimile transmission and by a national overnight courier, such as UPS or Federal Express, to Kenneth F. Bernstein, Acadia Realty Trust, 805 Third Avenue, 9th Floor, New York, NY 10022, fax no. (212) 421-2341 and Robert Masters, Esquire, Acadia Realty Trust, 20 Soundview Marketplace, Port Washington, NY 11050, fax no. (516) 767-8834. Acadia will notify Wertheimer in writing of any change in the persons to whom or addresses to which notices of nonpayment are to be sent. Such notice from Acadia shall be sent by facsimile transmission and national overnight carrier to Wertheimer at 4605 Arcady Avenue, Dallas, Texas 75209, fax no. (214) 559-9949 and Raymond Wendolowski, Esquire, Koff, Wendolowski, Ferguson & Mangan, P.C., 22 East Union Street, Suite 115, Wilkes-Barre, Pennsylvania 18701, fax no. (570) 825-1299.

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         5. Simultaneously with execution of this Agreement, Acadia shall establish an escrow fund in the amount of $1,000,000 with Battle Fowler LLP as escrow agent. The escrow fund will collateralize Acadia's obligation to make the $900,000 payment on April 1, 1999 and the five $200,000 payments and will be released upon presentation to Wertheimer of a mutually acceptable standby irrevocable letter of credit to secure the payments that have not yet been made at the time the letter of credit is provided. The irrevocable letter of credit shall either have a termination date, or be renewable for a period, coextensive with the payment obligations hereunder and shall specify a draw down procedure identical to the payment procedure set forth in Paragraph 4 and Schedule A of the Escrow Agreement attached hereto as Exhibit A. Additional terms applicable to the escrow fund are set forth in the Escrow Agreement attached hereto as Exhibit A. The irrevocable letter of credit shall be obtained from a domestic commercial bank with a deposit base of at least $500 million. Wertheimer shall pay the costs or fees associated with obtaining the irrevocable letter of credit up to a maximum of 1.5% of the amount of the letter of credit. In the event that the costs or fees associated with obtaining the letter of credit exceed 1.5% of the letter of credit amount, then Acadia will pay the excess costs or fees if it still intends to provide a letter of credit. Upon request of Acadia, Wertheimer agrees to provide to Escrow Agent a written acknowledgment of receipt of the mutually agreeable irrevocable letter of credit.

         6. In the event of a change in control at Acadia, then every installment not yet paid under this Agreement shall be accelerated and shall become immediately due and payable. For purposes of this Agreement, change in control means the sale or disposition of a majority of Acadia's outstanding capital stock, property, assets or business; or a third


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person including a "group" as used in Section 13(d)(3) of the Securities
Exchange Act of 1934 (the "Exchange Act"), becomes the beneficial owner, directly or indirectly, of 51% or more of the combined voting power of Acadia's outstanding voting securities; or the consolidation of Acadia with or merger into any other entity on a basis whereby Acadia is not the surviving entity; or the consolidation of Acadia as a result of an unaffiliated entity being reverse merged into Acadia whereby control is changed pursuant to the definitions of this paragraph.

         7. Wertheimer hereby releases and discharges Acadia Realty Trust (f/k/a Mark Centers Trust), Marvin L. Slomowitz, Marcia Corporation, Lawrence Longua, Bernhardt Denmark, Harvey Shanus, Joseph Castle II, John Vincent Weber, Marvin Levine, Steven Pomerantz, and Joshua Kane (collectively, "Defendants") and each of their past, present, and future employees, representatives, attorneys, agents, predecessors, subsidiaries, divisions, affiliates, directors, officers, shareholders, successors, and assigns, from all claims or causes of action -- known or unknown, suspected or unsuspected, and whether involved in the Lawsuits or not, and including but not limited to all claims for attorneys' fees and costs -- which against Defendants he ever had, now has or hereafter may have, arising out of or based on any event from the beginning of the world to the date of this Settlement Agreement and General Release.

         8. Wertheimer covenants, agrees, and represents that he has not and will not file or otherwise initiate any type of proceeding with a governmental agency based on the subject matter of the Lawsuits.


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         9. Acadia Realty Trust, formerly known as Mark Centers Trust, and
Marvin L. Slomowitz, in his individual capacity, hereby release and discharge Wertheimer and his representatives, agents, attorneys, successors, and assigns from all claims or causes of action -- known or unknown, suspected or unsuspected, and whether involved in the Lawsuits or not, and including, but not limited to all claims for attorneys' fees and costs -- which against Wertheimer they ever had, now have or hereafter may have, arising out of or based on any event from the beginning of the world to the date of this Settlement Agreement and General Release. Acadia will use reasonable efforts to secure full and complete general releases for Wertheimer from each of the other Defendants.

         10. While agreeing to compromise and settle this Lawsuit, the parties deny liability to each other. It is understood and agreed that by entering into this Settlement Agreement and General Release, the parties in no way admit any liability to each other. Nothing in this Agreement shall constitute precedent or evidence in another proceeding, with the exception that this Agreement shall be admissible evidence in any proceeding to enforce the terms hereof.

         11. Promptly upon execution of this Agreement, counsel for the parties shall file with the Courts the documents necessary to obtain the dismissal of the Lawsuits with prejudice.

         12. Wertheimer, on the one hand, and Acadia Realty Trust and Slomowitz, on the other, each agree that they will not make disparaging remarks about the other or publicize any statements or opinions concerning Wertheimer's experience as an officer of Mark Centers Trust.


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         13. The terms of this Agreement inure to the benefit of, and are binding upon the heirs, successors, and assigns of the parties hereto, and Wertheimer's right to receive payments under this Agreement is assignable to Wertheimer's successors, assigns, and heirs.

         14. Wertheimer acknowledges and agrees that he is liable for and will pay all taxes for which he personally is responsible under federal and state law as a result of the payments made to him under this Agreement. Wertheimer shall defend, indemnify, and hold harmless Acadia for any claim arising from Wertheimer's failure to pay such taxes when due.

         15. The prevailing party in any lawsuit alleging a breach of this Agreement shall be entitled to recover the reasonable attorneys' fees and costs incurred in connection with such a lawsuit.

         16. The parties to this Agreement acknowledge that they have carefully read this Settlement Agreement and General Release and have had it explained to them by their attorneys. They warrant and represent that they relied upon their own judgment and that of their legal counsel regarding the proper, sufficient, and agreed-upon consideration for the terms and provisions of this Agreement and that no statement or representation by the other parties or their agents, employees, officers, directors, or legal representatives has influenced or induced them to execute this Agreement.

         17. Acadia's Board of Trustees has approved the terms of this Agreement and has authorized Acadia to enter into this Agreement.

         18. This Agreement contains the complete and final agreement between the parties regarding the settlement and compromise of the Lawsuits. No modification or other


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change to this Agreement shall be effective unless set forth in writing duly executed by or on behalf of the parties.

         19. This Agreement is to be governed by the laws of the Commonwealth of Pennsylvania and any lawsuit alleging a breach of this Agreement shall be filed in, and only in, the state or federal courts located in the Commonwealth of Pennsylvania.

         20. This Agreement may be executed in counterparts and facsimile signatures shall have the same effect as original signatures.



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         IN WITNESS WHEREOF, and intending to be legally bound hereby, the undersigned have hereunto set their hands on the date(s) indicated.



12/31/98                                            /s/ Jack Wertheimer, Jr.
--------------                                      --------------------------
DATE                                                JACK WERTHEIMER, JR.


                                                    ACADIA REALTY TRUST


12/30/98                                        By  /s/ Robert Masters
--------------                                      --------------------------
DATE                                                ROBERT MASTERS
                                                    Senior Vice President


12/30/98                                            /s/ Marvin L. Slomowitz
--------------                                      --------------------------
DATE                                                MARVIN L. SLOMOWITZ












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